Exhibit 10.5

Acadia Pharmaceuticals Inc.
PSU Award Grant Notice
(2024 Equity Incentive Plan)

Acadia Pharmaceuticals Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance stock units specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2024 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Performance Stock Units (Target Shares):

Vesting Schedule: Subject to the Participant’s Continuous Service through each applicable vesting date, the PSU Award will vest as described in Exhibit A hereto.

Issuance Schedule: Subject to any Capitalization Adjustment, one share of Common Stock [(or its cash equivalent at the discretion of the Company)]1 will be issued for each performance stock unit that vests at the time set forth in Section 6 of the Agreement.

Mandatory Sale To Cover Withholding Taxes: As a condition to acceptance of this PSU Award, to the fullest extent permitted under the Plan and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the shares subject to the PSU Award as determined in accordance with Section 5 of the Agreement and the remittance of the cash proceeds to the Company. Under the Agreement, the Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes and tax related items is imposed by the Company on the Participant in connection with the receipt of this PSU Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•
The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•
You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•
The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

1 Remove for Canadian employees.

Acadia Pharmaceuticals Inc. Participant:

By:

Signature Signature

Title: Date:

Date:

Attachments: Exhibit A, PSU Award Agreement, 2024 Equity Incentive Plan

Exhibit A

The Agreement shall be subject to all of the terms and conditions in this Exhibit A. Capitalized terms not explicitly defined in this Exhibit A but defined in the Grant Notice, the Agreement, or in the Plan shall have the same definitions as in the Grant Notice, the Agreement, or in the Plan, as applicable.

1.
Vesting.
(a)
Performance Condition. For purposes of the PSU Award, the applicable performance condition shall be the Company’s Relative TSR Ranking (as defined below).
(b)
Determination of Number of Certified Shares. The number of Certified Shares shall be determined as set forth below in the Performance Goal Grid (with the result rounded to the nearest whole share); provided, however, that (i) if the Company’s Relative TSR Ranking is greater than the 25th percentile, but less than the 75th percentile, the number of Certified Shares shall be linearly interpolated between the applicable levels of the Company’s Relative TSR Ranking, as set forth in the Performance Goal Grid, and (ii) notwithstanding anything to the contrary in the Performance Goal Grid, if the Company’s Total Shareholder Return (as defined below) is below 0.0%, the number of Certified Shares may not exceed 100% of the Target Shares (as set forth in the Grant Notice).

Performance Goal Grid

Company’s Relative TSR Ranking	Number of Certified Shares (% of Target Shares)
75th percentile or above (“Maximum”)	150%
62.5th percentile	125%
50th percentile (“Target”)	100%
37.5th percentile	75%
25th percentile (“Threshold”)	50%
Below 25th percentile	0%

(c)
Vesting Date. Except as otherwise specifically provided herein in the event of a Change in Control or an Involuntary Termination, subject to the Participant’s Continuous Service through such date, the Certified Shares shall vest on or after the date that the Committee certifies the Company’s Relative TSR Ranking and determines the number of Certified Shares (which will be as soon as administratively practicable following the end of the Performance Period or earlier in the event of a Change in Control or certain terminations of the Participant’s Continuous Service, but in no event later than [____], 2028) (the “Vesting Date”).
2.
Change in Control. For purposes of Section 6 of the Plan, notwithstanding anything to the contrary in this Exhibit A, if a Change in Control occurs before the last day of the Performance Period (as defined in Section 3(f) below), then the number of Certified Shares will be equal to the greater of (i) 100% of the Target Shares (as set forth in the Grant Notice) or (ii) the number of Certified Shares determined by the Committee based on the Company’s Relative TSR Ranking; provided, however, that solely for purposes of determining the Total Shareholder Return of the Company and the other Index Companies:
(a)
the term “Performance Period” shall mean the period commencing on (and including) the Date of Grant and ending on (and including) the date of the Change in Control; provided further, however, that, for clarity, in the event an acquiror assumes or continues the Award or substitutes a similar award for the Award consistent with Section 6(c)(ii) of the Plan then the Award will vest, subject to your Continuous Service, on the last day of the Performance Period (as defined in Section 3(f) below); and

(b)
for purposes of determining the Total Shareholder Return of the Company, the term “Ending Share Price” shall mean the sale (or other applicable transaction) price per share of the Common Stock in the Change in Control; provided, however, that if there is no such sale (or other applicable transaction) price per share of the Common Stock in the Change in Control, the term “Ending Share Price” shall mean the average of the daily closing prices per share of the Common Stock for the five Trading Days ending on (and including) the date of the Change in Control.
(c)
Determination of Certified Shares. Prior to the effective time of the Change in Control, the Committee will determine the number of Certified Shares in the manner specified in this Exhibit A.
3.
Definitions. For purposes of this Exhibit A, the following definitions shall apply to the capitalized terms indicated below (except as otherwise specified in this Exhibit A).
(a)
“Ending Share Price” means the average of the daily closing prices per share of an Index Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 30 Trading Days ending on (and, if applicable, including) the last day of the Performance Period, as adjusted for stock splits or similar changes in capital structure and assuming any dividends distributed during the Performance Period are reinvested on the applicable ex-dividend date for additional shares of the applicable Index Company’s common stock.
(b)
“Good Reason” for a participant’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such participant’s consent: (i) the assignment to a participant of any duties or responsibilities that results in a material diminution in the participant’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the participant’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the participant’s principal business office to a location that increases the participant’s one-way driving distance by 30 miles or more, except for required travel by the participant on the Company’s business consistent with such participant’s business travel obligations as in effect on the Date of Grant; or (iv) a material breach by the Company of any provision of the Plan or any other agreement between the participant and the Company; provided, however, that in each case above, in order for the participant’s resignation to be deemed to have been for Good Reason, the participant must give the Company written notice of the action or omission giving rise to “Good Reason” within 12 months after the first occurrence thereof, the Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the participant’s resignation must be effective not later than 30 days after the expiration of such Cure Period. For clarity, in the event of a Change in Control, “Good Reason” under all Acadia plans and awards applicable to you will also include a situation where you do not hold the same or greater position and role at the resulting combined company as prior to the Change in Control.
(c)
“Index Company” means the Company and each of the following companies:

ADMA Biologics	BioCryst Pharma	Gilead Sciences	Krystal Biotech	Pacira BioSciences	SpringWorks Thera
Adaptive Biotech	Bicycle Thera	Galapagos	Kymera Thera	Vaxcyte	Spyre Thera
Agios Pharma	Beam Thera	Genmab	Legend Biotech	Praxis Precision Medicines	Tarsus Pharma
Akero Thera	Biogen	Grifols	Ligand Pharma	Prothena	Entrada Thera
Alkermes	BioMarin Pharma	Halozyme Thera	Madrigal Pharma	PTC Thera	Travere Thera
Alnylam Pharma	BioNTech SE	HUTCHMED	Medpace	Protagonist Thera	Twist Bioscience
Alvotech	Blueprint Medicines	Harmony Biosci	Mesoblast	Ultragenyx Pharma	10x Genomics
Amgen	Centessa Pharma	Harrow	MacroGenics	Regeneron Pharma	United Thera
Amylyx Pharma	Collegium Pharma	ImmunityBio	Mirum Pharma	Rigel Pharma	Vericel
Amphastar Pharma	Crinetics Pharma	IDEAYA Biosci	MannKind	Avidity Biosciences	Veracyte
Amarin	CRISP R Thera	Illumina	Moderna	Roivant Sciences	Vera Thera
Amneal Pharma	Castle Biosciences	Immunocore	Merus N.V.	Royalty Pharma	Vir Biotechnology
ANI Pharma	Cytokinetics,	Immunovant	Maravai LifeSciences	Revolution Medicines	Vanda Pharma
Apellis Pharma	Day One Biopharma	Incyte	NewAmsterdam Pharma	Revance Thera	Verona Pharma
Arcturus Thera	Denali Thera	Ind ivior	Neurocrine Biosciences	Recursion Pharma	Vertex Pharma
Ardelyx	Dynavax Tech	Insmed	Nurix Thera	Rhythm Pharma	Viatris
argenx SE	Dyne Thera	Innoviva	Intellia Thera	Sage Thera	Voyager Thera
Arcutis BioThera	Evolus	Ionis Pharma	Nuvalent	SIGA Technologies	Wave Life Sciences
Arvinas	Esperion Thera	Iovance BioThera	Novavax	Summit Thera	Xenon Pharma
Arrowhead Pharma	Edgewise Thera	Ironwood Pharma	NovoCure	Syndax Pharma	Xeris Biopharma
Ascendis Pharma	Exelixis	Intra-Cellular Thera	Ocular Therapeutix	Sarepta Thera	Xencor
Aurinia Pharma	Amicus Thera	Janux Thera	BeiGene,	Scholar Rock Holding	Zai Lab
Axsome Thera	Geron	Jazz Pharma	Pacific Biosciences of CA	Sutro Biopharma
BridgeBio Pharma	Guardant Health	Kiniksa Pharma	Phibro Animal Health	Supernus Pharma

provided, however, that:

(i)
If an Index Company (A) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code, (B) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, or (C) is the subject of a stockholder approved plan of liquidation or dissolution, in each case during the Performance Period, then such company will continue to be deemed an Index Company, but the Total Shareholder Return for such company will be deemed to be -100%;
(ii)
If an Index Company acquires another entity (including another Index Company) during the Performance Period, such acquiring Index Company will continue to be deemed an Index Company, provided that such acquiring Index Company continues actively trading on a U.S. public securities market or exchange after the date of such acquisition (and, for clarity, in such event, the Initial Share Price will be equal to the Initial Share Price of the acquiring Index Company);
(iii)
If an Index Company is acquired by another entity (including another Index Company) during the Performance Period, then (a) the Index Company shall remain an Index Company, but (b) the Ending Share Price for determining such Index Company’s Total Shareholder Return shall mean the 30-trading-day average closing share price for such Index Company the period ending 10 trading days prior to the first public announcement of such acquisition;
(iv)
If an Index Company stops actively trading on a U.S. public securities market or exchange during the Performance Period for reasons unrelated to Sections 4(b)(i), 4(b)(ii) or 4(b)(iii) above (e.g., due to a going-private transaction), then such company will no longer be deemed an Index Company;
(v)
In the event of a stock distribution from an Index Company consisting of the shares of a new publicly-traded company (a “spin-off”) during the Performance Period, (a) the Index Company shall remain an Index Company, (b) the stock distribution shall be treated as a dividend from the Index Company based on the closing price of the shares of the spun-off company on its first day of trading, and (c) the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating the Total Stockholder Return of the Index Company; and
(vi)
In the event of any other corporate transaction or event involving an Index Company, the Compensation Committee shall determine whether the company will remain an Index Company and whether any adjustment will be made to the calculation of its Total Stockholder Return.
(d)
“Initial Share Price” means the average of the daily closing prices per share of an Index Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 30 Trading Days leading up to (and, if applicable, including) the first day of the Performance Period, as adjusted for stock splits or similar changes in capital structure and assuming any dividends distributed during the Performance Period are reinvested on the applicable ex-dividend date for additional shares of the applicable Index Company’s common stock.
(e)
“Involuntary Termination” means a termination of employment that is due to: (i) a termination by the Company without Cause or (ii) a participant’s resignation for Good Reason.
(f)
“Performance Period” means the period commencing on (and including) the Date of Grant and ending on (and including) the third anniversary of the Date of Grant.
(g)
“Relative TSR Ranking” means the Company’s percentile ranking of its Total Shareholder Return relative to the Total Shareholder Returns of all other Index Companies. Relative TSR Ranking shall be determined by ranking the Index Companies from the highest to the lowest according to their respective Total Shareholder Returns and then calculating the Company’s percentile ranking within the Index Companies as follows:

P = (N-R)

(N-1)

where:

“P” represents the Company’s percentile ranking within the Index Companies, which will be rounded to the nearest whole percentile by application of regular rounding;

“N” represents the number of Index Companies; and

“R” represents the Company’s ranking among the Index Companies.

For example, if there are 11 Index Companies (including the Company) and the Company’s Total Shareholder Return ranks 3rd, the Company’s Relative TSR Ranking is equal to the 80th percentile.

(h)
“Total Shareholder Return” means the Ending Share Price minus the Initial Share Price, all divided by the Initial Share Price.
(i)
“Trading Day” means any day on which the stock exchange or market on which shares of an Index Company’s common stock is listed is open for trading.

Acadia Pharmaceuticals Inc.

2024 Equity Incentive Plan

Award Agreement (PSU Award)

As reflected by your Performance Stock Unit Grant Notice (“Grant Notice”) Acadia Pharmaceuticals Inc. (the “Company”) has granted you a PSU Award under its 2024 Equity Incentive Plan (the “Plan”) for the number of performance stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your PSU Award are as follows:

1.
Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
(a)
Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;
(b)
Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and
(c)
Section 8(c) of the Plan regarding the tax consequences of your PSU Award.

Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control. Your PSU Award (and any compensation paid or shares issued under your PSU Award) will be subject to recoupment in accordance with any clawback policy that the Company has adopted or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

2.
Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Performance Stock Units”). Any additional Performance Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 4 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Stock Units covered by your PSU Award.
3.
Vesting. Your Performance Stock Units will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service. If such termination of your Continuous Service is due to your death or Disability, then 100% of the Target Shares will vest upon the Board’s certification of your death or Disability; provided, however, that if your death or Disability occurs after a Change in Control in which the Awards were assumed, continued or substituted for as described in Section 6(c) of the Plan, then the number of Certified Shares

1.

determined in the manner as specified in Exhibit A to this Agreement shall vest upon the Board’s certification of your death or Disability. If you incur an Involuntary Termination within the Covered Period (as defined in the Company’s Change in Control Severance Plan) and the Change in Control occurs on or before the last day of the Performance Period, then the Certified Shares (calculated in accordance with Section 2 of Exhibit A to this Agreement) will vest on the later of the effective date of your Release (as defined in the Company’s Change in Control Severance Plan) and the closing of the Change in Control. For clarity, if you incur an Involuntary Termination prior to the end of the Performance Period and within the Covered Period, but the Change in Control occurs after the Performance Period, then subject to an effective Release you will vest in a number of shares based on the number of Certified Shares (calculated in accordance with Section 1(b) of Exhibit A to this Agreement; i.e., based on actual Company performance over the full Performance Period). [If the termination of your Continuous Service is due to your Involuntary Termination (as defined in Management Severance Benefit Plan) within 12 months prior to the end of the Performance Period, then 100% of the Target Shares will vest, subject to your compliance with the Company’s Management Severance Benefit Plan.]2 Subject to the terms of this Agreement, in the event that the performance condition is not fully or partially achieved, the related Performance Stock Units will not vest and will be forfeited effective as of the last day of the Performance Period (as defined in Exhibit A to this Agreement), subject to earlier forfeiture in the event of the termination of your Continuous Service (except as set forth in this Agreement), and you will have no further right, title or interest in the Performance Stock Units associated with such performance condition.
4.
Dividends. You shall become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock to be issued in respect of the PSU Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the PSU Award and shall be paid at the same time that the corresponding shares are issued in respect of your vested Performance Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Common Stock, then you will automatically be granted a corresponding number of additional Performance Stock Units subject to the PSU Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Performance Stock Units subject to the PSU Award with respect to which the Dividend Units relate.
5.
Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
6.
Date of Issuance.
(a)
The issuance of shares in respect of the Performance Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Performance Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Performance Stock Unit (subject to any adjustment under Section 4 above, and subject to any different provisions in the Grant Notice) that vests on the applicable vesting date(s) or on a later date as determined by the Company but in no event later than the Issuance Deadline (as defined below).

2 CEO Only

2.

(b)
In addition, the following provisions shall apply to the extent applicable at a vesting date when shares of Common Stock are registered under the Securities Act, unless otherwise determined by the Company. If:
(i)
the applicable vest date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”) or under such other policy expressly approved by the Company), and
(ii)
either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the applicable vest date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due to you under this PSU Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the applicable vest date will not be delivered on such applicable vest date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market or on such other date determined by the Company, but in no event later than the Issuance Deadline.

The “Issuance Deadline” means (a) December 31 of the calendar year in which the applicable vest date occurs (that is, the last day of your taxable year in which the applicable vest date occurs), or (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable as a result of the applicable vest date under this PSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

7.
Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
8.
Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9.
No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10.
Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
11.
Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

3.

12.
No Solicitation. You hereby agree that for a period of twelve (12) months following the end of your employment with the Company (whether you resign voluntarily or are terminated by the Company involuntarily), you will not directly or indirectly hire or attempt to hire any employee of the Company or directly or indirectly solicit or recruit, or attempt to solicit or recruit, an employee of the Company to leave his or her employment with the Company, nor will you directly or indirectly contact any employee of the Company (or cause an employee of the Company to be contacted), for the purpose of causing such employee to leave his or her employment with the Company.
13.
Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

4.